Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Empresa Nacional de Electricidad S.A. (“Endesa Chile”) for the registration of debt securities and to the incorporation by reference therein of our report dated February 17, 2014, with respect to the consolidated financial statements of Emgesa S.A. ESP and subsidiaries, which are referred to in the audit report on the consolidated financial statements of Endesa Chile included in its Annual Report on Form 20-F/A for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young Audit S.A.S.

Ernst & Young

Bogotá, Colombia

April 3, 2014